Exhibit 99.2

Universal Logistics Holdings, Inc. Announces 50% Increase in Quarterly Cash Dividends and a New Annual Special Dividend

Warren, MI – February 22, 2018 — Universal Logistics Holdings, Inc. (NASDAQ: ULH), a leading asset-light provider of customized transportation and logistics solutions, announced today that its Board of Directors has approved an increase in the Company’s annual cash dividend policy from $0.28 per share to $0.42 per share beginning in 2018. The first quarterly installment of $0.105 per share is expected to be declared after the conclusion of the first quarter of 2018. After taking into account the regular quarterly dividends made during the year, the Board of Directors also intends to evaluate declaration of an annual special dividend payable in the first quarter of each year in an effort to return up to 40% of Universal’s net income from the previous fiscal year, beginning in the first quarter of 2019.

Universal’s Board of Directors will also continue to review the dividend policy as part of our commitment to maximizing shareholder value, taking into consideration overall financial performance and market conditions.  Declaration of future cash dividends is subject to final determination by the Board of Directors each quarter after its review of our financial condition, results of operations, capital requirements, any legal or contractual restrictions on the payment of dividends and other factors the Board of Directors deems relevant.

About Universal

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including truckload, brokerage, dedicated, intermodal, and value-added services.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Examples of forward-looking statements include, among others, statements we make regarding guidance relating to income from operations, total operating revenues, and earnings per diluted share. These forward-looking statements also cover, among other things, statements made about our intent and ability to pay annual and quarterly dividends to our shareholders, or other similar matters. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.